Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-143534) and related Joint Proxy Statement-Prospectus of Inhibitex, Inc. for the registration of 11,469,277 shares of its common stock and to the use of our reports dated March 15, 2007, with respect to the consolidated financial statements of Inhibitex, Inc., Inhibitex, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inhibitex Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006 and for the period from inception (May 13, 1994) through December 31, 2006, filed with the Securities and Exchange Commission.
Atlanta, Georgia
August 7, 2007